As filed with the United States Securities and Exchange Commission on March 29, 2022

Registration No. 333-228325

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT NO. 333-228325

Under

THE SECURITIES ACT OF 1933

GREENSKY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	82-2135346
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5565 Glenridge Connector, Suite 700 Atlanta, Georgia	30342
(Address of principal executive offices)	(Zip Code)

GREENSKY, INC. 2018 OMNIBUS INCENTIVE COMPENSATION PLAN

GREENSKY HOLDINGS, LLC EQUITY INCENTIVE PLAN

(Full title of the plans)

Thomas S. Riggs

GreenSky Holdings, LLC

200 West Street

New York, New York 10282

(Name, and address of agent for service)

(212) 302-1000

(Telephone number, including area code, for agent for service)

Copies to:

Brian E. Hamilton

C. Andrew Gerlach

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

(212) 558-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	☐

Accelerated filer	☒	Emerging growth company	☐

Non-accelerated filer	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by GreenSky, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (No. 333-228325), filed with the SEC on November 9, 2018, which registered the offering of an aggregate of 39,416,933 shares of common stock of the Registrant, consisting of (i) 24,000,000 shares of Class A common stock, par value $0.01 per share, of the Registrant issuable pursuant to the GreenSky, Inc. 2018 Omnibus Incentive Compensation Plan and (ii) 15,416,933 shares of Class A common stock, par value $0.01 per share, of the Registrant issuable pursuant to the GreenSky Holdings, LLC Equity Incentive Plan.

On March 29, 2022, pursuant to and in accordance with the Agreement and Plan of Merger, dated as of September 14, 2021 (as amended or otherwise modified from time to time, including by the Joinder Agreements, dated as of November 5, 2021, the “Merger Agreement”), by and among The Goldman Sachs Group, Inc., a Delaware corporation, Goldman Sachs Bank USA, a bank organized under the laws of the State of New York (“GS Bank”), Glacier Merger Sub 1, LLC, a Delaware limited liability company and wholly owned subsidiary of GS Bank (“Merger Sub 1”), Glacier Merger Sub 2, LLC, a Georgia limited liability company and wholly owned subsidiary of GS Bank (“Merger Sub 2”), the Registrant and GreenSky Holdings, LLC, a Georgia limited liability company and subsidiary of the Registrant (“GreenSky Holdings”), (i) the Registrant merged with and into Merger Sub 1 (the “Company Merger”), with Merger Sub 1 surviving the Company Merger as a wholly owned subsidiary of GS Bank (such surviving entity, “Surviving LLC 1”), and (ii) Merger Sub 2 merged with and into GreenSky Holdings (the “Holdings Merger” and, together with the Company Merger, the “Mergers”), with GreenSky Holdings surviving the Holdings Merger as a subsidiary of GS Bank and Surviving LLC 1 (such surviving entity, “Surviving LLC 2”). The Holdings Merger occurred immediately prior to the Company Merger. Following the consummation of the Mergers, Surviving LLC 1 merged with and into Surviving LLC 2, with Surviving LLC 2 continuing as the surviving entity and as a wholly owned subsidiary of GS Bank.

As a result of the Mergers, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. Accordingly, the Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 29, 2022.

GREENSKY, INC.

By:	/s/ Thomas S. Riggs
Name: Thomas S. Riggs
Title: Authorized Person

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.